Exhibit 10.6

Execution Version

SECOND OMNIBUS AMENDMENT

THIS SECOND OMNIBUS AMENDMENT (this “Amendment”), dated as of June 29, 2021, by and among MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC (“Administrative Agent”), for the benefit of the Buyers from time to time party to the Repurchase Agreement (as defined below) (collectively, “Buyer”) and KREF LENDING V LLC (“Seller”), amends that certain Master Repurchase and Securities Contract Agreement, dated June 27, 2019 by and among Administrative Agent, Buyer and Seller, as amended by that First Amendment to Master Repurchase Agreement, dated December 23, 2019, by and among Administrative Agent, Buyer and Seller (as amended, modified and/or restated from time to time, collectively, the “Repurchase Agreement”).

RECITALS

WHEREAS, the parties hereto desire to make certain amendments to the Repurchase Agreement and the other Transaction Documents as provided herein.

NOW, THEREFORE, for good and valuable consideration, the parties hereto agree as follows:

1.       Amendment to the Repurchase Agreement.

(a)          The definition of “Facility Termination Date” in Section 2 of the Repurchase Agreement is hereby amended and restated in its entirety as follows:

“Facility Termination Date” shall mean the earlier to occur of (i) repayment in full or repurchase of the last Purchased Asset subject to this Agreement and (ii) June 25, 2022 (as may be extended pursuant to Section 9(a) of this Agreement), the date under this clause (ii) being the “Stated Facility Termination Date”.

(b)          The definition of “Tangible Net Worth” in Section 2 of the Repurchase Agreement is hereby amended and restated in its entirety as follows:

“Tangible Net Worth” means, with respect to any Person and its Subsidiaries on a consolidated basis, as of any date of determination, (a) all amounts which would be included under capital or shareholders’ equity (or like caption) on the consolidated balance sheet of such Person at such date, determined in accordance with GAAP as of such date, less (b)(i) amounts owing to such Person or any such Consolidated Subsidiary from any Affiliates or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person or any Affiliate thereof, (ii) intangible assets and (iii) prepaid taxes and/or expenses, all on or as of such date, plus (c)(i) aggregate amount of accumulated depreciation and amortization related to properties, and (ii) aggregate credit loss allowance related to “current expected credit loss” model prescribed by ASC 326, all on as of such date and determined in accordance with GAAP.”

(c)          The definition of “Total Indebtedness” in Section 2 of the Repurchase Agreement is hereby amended and restated in its entirety as follows:

“Total Indebtedness” means, with respect to any Person, as of any date of determination, the aggregate Indebtedness (other than contingent liabilities not reflected on such Person’s consolidated balance sheet) of such Person and its Consolidated Subsidiaries plus the proportionate share of all Indebtedness (other than Contingent Liabilities not reflected on such Person’s consolidated balance sheet) of all non-Consolidated Subsidiaries of such Person as of such date, all on or as of such date and determined in accordance with GAAP, less (a) the amount of non-recourse Indebtedness, including but not limited to, those owing pursuant to securitization transactions that are not issued or sponsored by Guarantor, Affiliates of Guarantor and/or Affiliates of Manager (e.g. commercial real estate CLOs (including, without limitation, any CMBS investments)) that result from the consolidation of “variable interest entities” under the requirements of the Accounting Standards Codification Section 810, as amended, modified or supplemented from time to time, or other similar financing transactions, and (b) any funding obligations or commitments, under any commercial real estate loan investments, and/or any aggregate credit loss allowance related to “current expected credit loss” model prescribed by ASC 326, all on as of such date and determined in accordance with GAAP, related to such funding obligations or commitments.”

(d)          Clause (49) in Exhibit III-1 is hereby amended and restated in its entirety as follows:

(49) Floating Interest Rates. Each Purchased Asset bears interest at a floating rate of interest that is based on the Benchmark plus a margin (which interest rate may be subject to a minimum or “floor” rate).

(e)          Clause (41) in Exhibit III-2 is hereby amended and restated in its entirety as follows:

(41) Floating Interest Rates. Each Purchased Asset bears interest at a floating rate of interest that is based on the Benchmark plus a margin (which interest rate may be subject to a minimum or “floor” rate).

(f)          The provisions of the Repurchase Agreement are further amended as set forth in Exhibit A attached hereto and hereby incorporated by reference as though set forth in full herein.

2.       Amendment to Guaranty.

(a)          The provisions of Section 4.7(a)(iv) of the Guaranty are hereby amended and restated in their entirety as follows:

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(iv) permit the ratio of Total Indebtedness of Guarantor and its consolidated Subsidiaries to Total Assets of Guarantor and its consolidated Subsidiaries to be greater than 83.33%.

(b)          The definition of “Total Assets” in Section 4.7(c)(iv) of the Guaranty is hereby amended and restated in its entirety as follows:

“Total Assets” means, with respect to any Person, on any date of determination, an amount equal to the aggregate book value of all assets owned by such Person and its Consolidated Subsidiaries and the proportionate share of such Person of all assets owned by Affiliates of such Person as consolidated in accordance with GAAP, less (a) amounts owing to such Person and its Consolidated Subsidiaries from any Affiliate thereof, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person or any Affiliate thereof, (b) Intangible Assets, and (c) prepaid taxes and expenses, all on or as of such date, and (d) the amount of non-recourse Indebtedness, including but not limited to, those owing pursuant to securitization transactions that are not issued or sponsored by Guarantor, Affiliates of Guarantor and/or Affiliates of Manager (e.g. commercial real estate CLOs (including, without limitation, any CMBS investments)) that result from the consolidation of “variable interest entities” under the requirements of the Accounting Standards Codification Section 810, as amended, modified or supplemented from time to time, or other similar financing transactions, plus (a) aggregate amount of accumulated depreciation and amortization related to properties, and (b) aggregate credit loss allowance related to “current expected credit loss” model prescribed by ASC 326, all on as of such date and determined in accordance with GAAP.”

3.       Defined Terms.   Capitalized terms used but not defined herein shall have the meanings set forth in the Repurchase Agreement.

4.        Ratification and Authority.

(a)         Seller hereby represents and warrants that (i) Seller has the power and authority to enter into this Amendment and to perform its obligations under the Repurchase Agreement as amended hereby and the other Transaction Documents, (ii) Seller has by proper action duly authorized the execution and delivery of this Amendment and (iii) this Amendment has been duly executed and delivered by Seller and constitutes Seller’s legal, valid and binding obligations, enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)         Administrative Agent hereby represents and warrants that (i) this Amendment and the Repurchase Agreement, as amended by this Amendment, is binding on each Buyer and (ii) no consent of any Person is required for Administrative Agent to execute and deliver this Amendment that has not been obtained.

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(c)         Seller hereby (i) unconditionally ratifies and confirms, renews and reaffirms all of its obligations under the Repurchase Agreement and each of the other Transaction Documents, (ii) acknowledges and agrees that such obligations remain in full force and effect, binding on and enforceable against it in accordance with the terms of the Repurchase Agreement as amended hereby and the other Transaction Documents, in each case, subject to bankruptcy, insolvency and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles and (iii) represents, warrants and covenants that it is not in default under the Repurchase Agreement or any of the other Transaction Documents beyond any applicable notice and cure periods, and there are no defenses, offsets or counterclaims against Seller’s obligations under the Repurchase Agreement or the other Transaction Documents.

(d)         Guarantor, by its signature below, hereby (i) unconditionally approves and consents to the execution by Seller of this Amendment and the modifications to the Transaction Documents effected thereby, (ii) unconditionally ratifies, confirms, renews, and reaffirms all of its obligations under the Guaranty, (iii) acknowledges and agrees that its obligations under the Guaranty remain in full force and effect, binding on and enforceable against it in accordance with its terms subject to bankruptcy, insolvency and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles and (iv) represents, warrants and covenants that it is not in default under the Guaranty beyond any applicable notice and cure periods, and there are no defenses, offsets or counterclaims against its obligations under the Guaranty. Guarantor hereby represents and warrants that it has the power and authority to enter into this Amendment and has by proper action duly authorized the execution and delivery of this Amendment by Guarantor.

5.       Continuing Effect. Except as expressly amended by this Amendment, the Repurchase Agreement, the Guaranty and the other Transaction Documents remain in full force and effect in accordance with their respective terms. This Amendment shall not constitute a novation of any Transaction Document but shall constitute modifications thereof.

6.       References in Transaction Documents. All references to the Repurchase Agreement and the Guaranty in any Transaction Document, or in any other document executed or delivered in connection therewith shall, from and after the execution and delivery of this Amendment, be deemed a reference to the Repurchase Agreement as amended hereby, unless the context expressly requires otherwise.

7.       Governing Law. This Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of New York without giving effect to the conflict of law principles thereof, except for Sections 5-1401 of the General Obligations Law of the State of New York.

8.       Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page

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to this Amendment in Portable Document Format (PDF) or by facsimile transmission shall be effective as delivery of a manually executed original counterpart thereof.

[Signatures appear on the next page.]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered in their names as of the date first above written.

ADMINISTRATIVE AGENT:

MORGAN STANLEY MORTGAGE CAPITAL HOLDINGS LLC, a New York limited liability company, as Administrative Agent on behalf of Buyer

By:	/s/ Anthony Preisano
Name: Anthony Preisano
Title: Executive Director

[Signatures continue on following page]

SELLER:

KREF LENDING V LLC, a Delaware limited liability company

By:	/s/ Patrick Mattson
Name: Patrick Mattson
Title: Authorized Signatory

GUARANTOR:

KRR REAL ESTATE FINANCE HOLDINGS L.P., a Delaware limited partnership

By: KRR REAL ESTATE FINANCE TRUST INC., its general partner

By:	/s/ Patrick Mattson
Name: Patrick Mattson
Title: Authorized Signatory

EXHIBIT A

LIBOR REPLACEMENT PROVISIONS

1.         The following definitions are hereby deleted in their entirety:

“Alternate Index”; “Alternate Rate”; “Alternate Rate Spread”; “Alternate Rate Transaction”; “LIBOR Rate”; “LIBOR Transaction”; and “Pricing Rate Reset Date”

2.         The definitions of “Business Day”, and “Pricing Rate” in Section 2 of the Repurchase Agreement are hereby amended and restated in their entirety as follows:

“Business Day” shall mean any day other than (i) a Saturday or Sunday and (ii) a day on which the New York Stock Exchange, the Federal Reserve Bank of New York, the Custodian or Buyer is authorized or obligated by law or executive order to be closed.

“Pricing Rate” shall mean, for any Pricing Period with respect to a Purchased Asset, an annual rate equal to the Benchmark for such Pricing Period plus the Applicable Spread for the related Purchase Asset.

3.         The following definitions are hereby added to Section 2 of the Repurchase Agreement.

“Available Tenor” means, as of any date of determination and with respect to the then- current Benchmark, any tenor for such Benchmark or payment period for price differential calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of a Pricing Period pursuant to this Agreement as of such date.

“Benchmark” means, initially, LIBOR; provided that, if a Benchmark Transition Event or, as the case may be, an Early Opt-in Election and the Benchmark Replacement Date with respect thereto have occurred with respect to LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Buyer on the applicable Benchmark Replacement Date:

(1)	the sum of: (a) Term SOFR and (b) the Benchmark Replacement Adjustment with respect thereto;

(2)
the sum of: (a) either of (i) Compounded SOFR or (ii) Daily Simple SOFR, as selected by the Buyer to be the then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for the applicable loan market and (b) the applicable Benchmark Replacement Adjustment;

(3)	the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current

Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(4)
the sum of: (a) the alternate rate of interest that has been selected by the Buyer as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated secured financings or securitizations relating to the relevant asset class, as applicable at such time and (b) the Benchmark Replacement Adjustment;

provided that, in the case of clause (1) of this definition, such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Buyer in its reasonable discretion.

If at any time the Benchmark Replacement as determined pursuant to clause (1), (2), (3) or (4) of this definition would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Buyer as of the Benchmark Replacement Date:

(1)
the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected, endorsed or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)
the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Buyer giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated secured financing or securitization transactions relating to the relevant asset class, as applicable at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including but not limited to changes to the definition of “Business Day,” the definition of “Pricing Period,” timing and frequency of determining rates and making payments of price differential, timing of Transaction requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Buyer decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Buyer in a manner substantially consistent with market practice (or, if the Buyer decides that adoption of any portion of such market practice is not administratively feasible or if the Buyer determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Buyer determines is reasonably necessary in connection with the administration of this Agreement.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)
in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(3)	in the case of an Early Opt-in Election, the date set forth in the notice of such Early Opt-in Election that is provided by Buyer to the Seller.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)
a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)
a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)
a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate (which, for example, may be compounded in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Pricing Period or compounded in advance) being established by the Buyer in accordance with:

(1)	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that:

(2)
if, and to the extent that, the Buyer determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by the Buyer giving due consideration to any industry-accepted market practice for similar U.S. dollar denominated secured financing or securitization transactions relating to the relevant asset class, as applicable at such time.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or a price differential payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which may include a lookback) being established by the Buyer in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans at such times; provided that, if the Buyer decides that any such convention is not administratively feasible, then the Buyer may establish another convention in its reasonable discretion.

“Early Opt-in Election” means, if the then-current Benchmark is LIBOR, the occurrence of the joint election by the Buyer and Seller to trigger a fallback from LIBOR and the provision by the Buyer of written notice of such election to other parties hereto.

“Floor” means, for any Transaction under this Agreement, the benchmark rate floor (which may be zero), if any, provided for in this Agreement with respect to LIBOR as determined for such Transaction.

“LIBOR” shall mean, for any Pricing Period with respect to a Purchased Asset, the per annum rate for deposits in U.S. dollars that appears on Reuters Screen LIBOR01 Page (or the successor thereto) as one-month LIBOR as of the applicable Reference Time, but in no event, less than (x) zero or (y) such other rate with respect to a Transaction as set forth in the related Confirmation.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not LIBOR, the time determined by the Buyer in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the Benchmark Replacement Adjustment with respect thereto.

4.         Section 3(l) of the Repurchase Agreement is hereby deleted and the following is inserted in lieu thereof:

(l)        Notwithstanding anything to the contrary herein or in any other Transaction Document, if:

(i)          (A) a Benchmark Transition Event or, as the case may be, an Early Opt-in Election and (B) a Benchmark Replacement Date with respect thereto have occurred prior to the Reference Time in connection with any setting of the then-current Benchmark, then such Benchmark Replacement will replace the then-current Benchmark for all purposes under this Agreement and under any other Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings without requiring any amendment to, or requiring any further action by or consent of any other party to, this Agreement or any other Transaction Document; or

(ii)          (A) a Benchmark Transition Event or, as the case may be, an Early Opt-in Election and the Benchmark Replacement Date with respect thereto has already occurred prior to the Reference Time for any setting of the then-current Benchmark and as a result the then-current Benchmark is being determined in accordance with clauses (2), (3) or (4) of the definition of “Benchmark Replacement”; and

(B) the Buyer subsequently determines, that (w) Term SOFR and a Benchmark Replacement Adjustment with respect thereto is or has becomes available and the Benchmark Replacement Date with respect thereto has occurred, (x) there is currently a market for U.S. dollar-denominated transactions utilizing Term SOFR as a Benchmark and for determining the Benchmark Replacement Adjustment with respect thereto, (y) Term SOFR is being recommended as the Benchmark for U.S. dollar- denominated syndicated credit facilities by the Relevant Government Authority and (z) in any event, Term SOFR, the Benchmark Replacement Adjustment with respect thereto and the application thereof is administratively feasible for the Buyer (as determined by the Buyer), then clause (1) of the definition of “Benchmark Replacement” will, without requiring any amendment to, or requiring any further action by or consent of any other party to, this Agreement or any other Transaction Document, replace such then-current Benchmark for all purposes hereunder and under any other Transaction Document in respect of such Benchmark setting and subsequent Benchmark settings on and from the beginning of the next Pricing Period or, as the case may be, Available Tenor so long as the Buyer notifies Seller prior to the commencement of such next Pricing Period or, as the case may be, Available Tenor.

5.         Section 3(m) of the Repurchase Agreement is hereby deleted and the following is inserted in lieu thereof:

(m)     In connection with the implementation of a Benchmark Replacement, the Buyer will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Transaction Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without requiring any further action by or consent of any other party to this Agreement or any other Transaction Document. The Buyer will promptly notify Seller of (i) any occurrence of (A) a Benchmark Transition Event or, as the case may be, an Early Opt-in Election and (B) the Benchmark Replacement Date with respect thereto, (ii) the implementation of any Benchmark Replacement, and (iii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Buyer pursuant to this, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in the Buyer’s sole discretion and without consent from Seller or any other party to any other Transaction Document.

6.        Section 3(t) of the Repurchase Agreement is hereby deleted and the following is inserted in lieu thereof:

(t)        If any of the events described in Section 3(o), Section 3(p) or Section 3(q) result in Buyer’s request for additional amounts, then, notwithstanding anything in this Agreement to the contrary, Seller may elect, upon five (5) Business Days prior written notice to Administrative Agent, to terminate all of the Transactions and this Agreement and repurchase all of the Purchased Assets, subject to payment of the Aggregate Repurchase Price and all other Repurchase Obligations in full. The election by Seller to terminate the Transactions in accordance with the foregoing provisions of this Section 3(t) shall not relieve Seller of liability with respect to any additional amounts or increased costs actually incurred by Buyer prior to the actual repurchase of the Purchased Assets. Buyer agrees that, notwithstanding any contrary provisions of this Agreement (including Section 3(i)) no Spread Maintenance Premium shall be payable by Seller in connection with the repurchase of the Purchased Assets in accordance with this Section 3(t).